EXHIBIT 4.2

                                    Form of
                                 NEXPRISE, INC.
                      NONSTATUTORY STOCK OPTION AGREEMENT

     THIS NONSTATUTORY STOCK OPTION AGREEMENT (the "Option Agreement") is made and entered into as of the Date of Option Grant, by and between Nexprise, Inc. and _____________ (the "Optionee"), an Employee of the Company.

     The Company has granted to the Optionee an option to purchase certain shares of Stock, upon the terms and conditions set forth in this Option Agreement (the "Option").

     1. Definitions and Construction.

          1.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

               (a) "Date of Option Grant" means _________.

               (b) "Number of Option Shares" means ______ shares of Stock, as adjusted from time to time pursuant to Section 9.

               (c) "Exercise Price" means $___ per share of Stock, as adjusted from time to time pursuant to Section 9.

               (d) "Vesting Date" means the earliest to occur of the following:
          (i) one (1) year after the "Effective Time" as defined in the Reorganization Agreement, (ii) the Optionee's Termination Other Than For Cause, or (iii) the date of Optionee's death or Disability, provided, in each of (i), (ii) and (iii), that Optionee is an Employee of the Company on such date.

               (e) "Vested Shares" means, on any relevant date, the number of shares determined by multiplying the Number of Option Shares by the "Vested Percentage" determined as of such date as follows:

                                                               Vested Percentage

Prior to Vesting Date (or if the Vesting Date shall not occur)         0

On the Vesting Date                                                  100%


                                 Exhibit 4.2-1

               (f) "Option Expiration Date" means the date ten (10) years after the Date of Option Grant.

               (g) "Board" means the Board of Directors of the Company.

               (h) "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

               (i) "Committee" means the Compensation Committee or other committee of the Board duly appointed to administer the Option Agreement and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Option Agreement at any time, subject to the terms of the Option Agreement and any applicable limitations imposed by law.

               (j) "Company" means Nexprise, Inc., a Delaware corporation, or any successor corporation thereto.

               (k) "Consultant" means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company.

               (l) "Director" means a member of the Board or of the board of directors of any other Participating Company.

               (m) "Disability" means the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee's position with the Participating Company Group because of the sickness or injury of the Optionee.

               (n) "Employee" means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a Director nor payment of a director's fee shall be sufficient to constitute employment for purposes hereof. The Company shall determine in good faith and in the exercise of its discretion whether Optionee has ceased to be an Employee and the effective date of such termination of employment. For purposes of Optionee's rights, if any, hereunder as of the time of the Company's determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

               (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (p) "Fair Market Value" means, as of any date, the value of a share of Stock determined as follows:


                                 Exhibit 4.2-2

                    (i) If the Stock is listed on any established stock
               exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

                    (ii) If the Stock is regularly quoted by a recognized
               securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination; or

                    (iii) In the absence of an established market for the
               Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

               (q) "Nonstatutory Stock Option" means an Option not intended to be or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

               (r) "Offer Letter" means the offer letter dated __________, between Ventro Corporation and the Optionee.

               (s) "Parent Corporation" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

               (t) "Participating Company" means the Company or any Parent Corporation or Subsidiary Corporation.

               (u) "Participating Company Group" means, at any point in time, all corporations collectively which are then Participating Companies.

               (v) "Reorganization Agreement" means the Agreement and Plan of Merger and Reorganization, dated as of July 13, 2001, by and among the Company, Ventro Corporation, Neptune Merger Corp., Ram Sriram, as stockholder representative, and U.S. Bank Trust, National Association, as Escrow Agent.

               (w) "Securities Act" means the Securities Act of 1933, as amended.

               (x) "Service" means an Optionee's employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. An Optionee's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service to the Participating Company Group or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee's Service. Furthermore, an


                                 Exhibit 4.2-3

          Optionee's Service with the Participating Company Group shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety
          (90) days, on the ninety-first (91st) day of such leave the Optionee's Service shall be deemed to have terminated unless the Optionee's right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Optionee's Option Agreement. The Optionee's Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Optionee's Service has terminated and the effective date of such termination.

               (y) "Stock" means the common stock of the Company, as adjusted from time to time in accordance with Section 9.

               (z) "Subsidiary Corporation" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

               (aa) "Termination Other Than For Cause" means either of the following events:

                    (i) termination by the Participating Company Group of the
               Optionee's Service with the Participating Company Group for any reason other than (1) the Optionee's theft, dishonesty, or falsification of any Participating Company documents or records;
               (2) the Optionee's improper use or disclosure of a Participating Company's confidential or proprietary information; (3) the Optionee's failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (4) any material breach by the Optionee of any employment agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (5) the Optionee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee's ability to perform his or her duties with a Participating Company; or

                    (ii) the Optionee's voluntary resignation from all
               capacities in which the Optionee is then rendering Service to the Participating Company Group following (1) a material reduction in Optionee's level of base salary or bonus compensation, if any, (2) without the Optionee's express written consent, a relocation of Optionee's principal place of Service by more than fifty (50) miles, and (3) without the Optionee's written consent (which consent shall be deemed to include the terms of the Offer Letter), a material adverse change to the Optionee of any duties, or any limitation of the Optionee's responsibilities, substantially inconsistent with the Optionee's position, duties, responsibilities and status with the Participating Company Group.


                                 Exhibit 4.2-4

          1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

     2. Tax Consequences.

     This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Code.

     3. Administration.

     All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

     4. Exercise of the Option.

          4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable on and after the Vesting Date and prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option.

          4.2 Method of Exercise. Exercise of the Option shall be by written notice to the Company which must state the election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Optionee's investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Option as set forth in Section 6, accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such written notice and the aggregate Exercise Price.

          4.3 Payment of Exercise Price.

               (a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the


                                 Exhibit 4.2-5

          Option is being exercised shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of whole shares of Stock owned by the Optionee having a Fair Market Value not less than the aggregate Exercise Price, (iii) by means of a Cashless Exercise, as defined in Section 4.3(b), or
          (iv) by any combination of the foregoing.

               (b) Limitations on Forms of Consideration.

                    (i) Notwithstanding the foregoing, the Option may not be
               exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. The Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

                    (ii) Cashless Exercise. A "Cashless Exercise" means the
               delivery of a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Stock acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to decline to approve or terminate any such program or procedure.

          4.4 Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option. The Option is not exercisable unless the tax withholding obligations of the Participating Company Group are satisfied. Accordingly, the Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company Group have been satisfied by the Optionee.

          4.5 Certificate Registration. Except in the event the Exercise Price is paid by means of a Cashless Exercise, the certificate for the shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, in the names of the Optionee's heirs.


                                 Exhibit 4.2-6

          4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

          4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

     5. Nontransferability of the Option.

     The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee's guardian or legal representative and may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee's legal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

     6. Termination of the Option.

     The Option shall terminate and may no longer be exercised after the first to occur of (a) the Option Expiration Date, (b) the last date for exercising the Option following termination of the Optionee's Service as described in
Section 7, or (c) a Change in Control to the extent provided in Section 8.


                                 Exhibit 4.2-7

     7. Effect of Termination of Service.

          7.1 Option Exercisability.

               (a) Disability. If the Optionee's Service terminates because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated, may be exercised by the Optionee (or the Optionee's guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date.

               (b) Death. If the Optionee's Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated, may be exercised by the Optionee's legal representative or other person who acquired the right to exercise the Option by reason of the Optionee's death at any time prior to the expiration of twelve (12) months after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date. The Optionee's Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee's termination of Service.

               (c) Other Termination of Service. If the Optionee's Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee's Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months (or such other longer period of time as determined by the Board, in its discretion) after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date.

          7.2 Extension if Optionee Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in
     Section 7.1 of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee's termination of Service, or
     (iii) the Option Expiration Date.

     8. Change in Control.

          8.1 Definitions.

               (a) An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in


                                 Exhibit 4.2-8
          which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

               (b) A "Change in Control" shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a "Transaction") wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 8.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the "Transferee"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

               8.2 Effect of Change in Control on Option. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiring Corporation"), may, without the consent of the Optionee, either assume the Company's rights and obligations under the Option or substitute for the Option a substantially equivalent option for the Acquiring Corporation's stock (including as specified in the Offer Letter). The Option shall terminate and cease to be outstanding effective as of the date of the Change in Control to the extent that the Option is neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of the Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Option Agreement except as otherwise provided herein. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the Option immediately prior to an Ownership Change Event described in Section 8.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the Option shall not terminate unless the Board otherwise provides in its discretion.


                                 Exhibit 4.2-9

     9. Adjustments for Changes in Capital Structure.

     In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number, Exercise Price and class of shares of stock subject to the Option. If a majority of the shares which are of the same class as the shares that are subject to the Option (or the majority of the shares subject to outstanding Company options) are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the "New Shares"), the Board may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the Number of Option Shares and the Exercise Price shall be adjusted in a fair and equitable manner, as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 9 shall be rounded up or down to the nearest whole number, as determined by the Board, and in no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 9 shall be final, binding and conclusive.

     10. Rights as a Shareholder, Employee or Consultant.

     The Optionee shall have no rights as a shareholder with respect to any shares covered by the Option until the date of the issuance of a certificate for the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Optionee, the Optionee's employment is "at will" and is for no specified term. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee's Service as an Employee or Consultant, as the case may be, at any time.

     11. Legends.

     The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section.


                                 Exhibit 4.2-10

     12. Restrictions on Transfer of Shares.

     No shares acquired upon exercise of the Option may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Option Agreement, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in this Option Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

     13. Miscellaneous Provisions.

          13.1 Binding Effect. Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          13.2 Termination or Amendment. The Board may terminate or amend the Option at any time; provided, however, that except as provided in Section
     8.2 in connection with a Change in Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

          13.3 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party's signature or at such other address as such party may designate in writing from time to time to the other party.

          13.4 Integrated Agreement. Except as provided in the Offer Letter and a certain letter between the Company and the Optionee, dated August ___, 2001, regarding cancellation of certain shares of Stock (the "Cancellation Letter"), this Option Agreement constitutes the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein. To the extent contemplated herein or therein, the provisions of the Notice and the Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.


                                 Exhibit 4.2-11

          13.5 Applicable Law. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.


                                                NEXPRISE, INC.


                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------
                                                Address:
                                                        ------------------------

     The Optionee represents that the Optionee is familiar with the terms and provisions of this Option Agreement and hereby accepts the Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Option Agreement.


                                                    OPTIONEE


Date: ______________________                       _____________________________


                                                   Optionee Address:

                                                   -----------------------------

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                                 Exhibit 4.2-12